Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [    ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HUDSON UNITED BANCORP

(Name of Registrant as Specified in its Charter

and

Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

__________________________________

2)	Aggregate number of securities to which transaction applies:

__________________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________

4)	Proposed maximum aggregate value of transaction:

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5)	Total fee paid:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filing Party: _________________________________________________

Date Filed: __________________________________________________

Hudson United Bancorp

1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(201) 236-2600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2002

TIME.........................................	10:00 a.m. local time on Wednesday, April 17, 2002

PLACE......................................	Sheraton Crossroads Hotel One International Boulevard Mahwah, New Jersey 07495

ITEM OF BUSINESS................	(1)	The election of the four persons named in the accompanying Proxy Statement to serve as directors of Hudson United Bancorp for the terms specified in the Proxy Statement.

ITEM OF BUSINESS................	(2)	Approval of the Hudson United Bancorp 2002 Stock Option Plan which generally gives a committee of three or more non-employee directors of the Corporation the authority to grant to employees of the Corporation incentive and non-qualified stock options for up to 1,250,000 shares with a maximum of 400,000 options to be granted to any one employee.

ITEM OF BUSINESS................	(3)	Such other business as may properly come before the meeting.

RECORD DATE.........................................	Shareholders of record at the close of business on March 8, 2002 are entitled to notice of and to vote at the meeting.

ANNUAL REPORT ON FORM 10-K...............................	The Corporation’s 2001 Annual Report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING....................................	You may vote by mail, by telephone, on the Internet or in person at the Annual Meeting. You may revoke your proxy at any time prior to its exercise by delivering to Hudson United Bancorp a later-dated proxy or written notice of revocation.

March 15, 2002

IMPORTANT —PLEASE RETURN YOUR PROXY PROMPTLY

Hudson United Bancorp

1000 MacArthur Boulevard
Mahwah, New Jersey 07430

___________________________________________________

PROXY STATEMENT
Dated March 15, 2002

GENERAL PROXY STATEMENT INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hudson United Bancorp (“Hudson United Bancorp”or the “Corporation”) of proxies for use at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) to be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on April 17, 2002 at 10:00 a.m. local time. The business expected to be voted upon at the Annual Meeting is the election of four persons named in this proxy statement to serve as directors for the terms specified herein, adoption of the Corporation’s 2002 Stock Option Plan and such other business as may properly come before the meeting. This proxy statement is first being mailed to shareholders on approximately March 15, 2002.

Proxies

Your vote is important.

Many shareholders cannot attend the Annual Meeting in person, but their vote on issues can be represented by proxy. Any shareholder of record giving a proxy has the right to attend and to vote at the Annual Meeting in person.

Who Can Vote

The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is March 8, 2002. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, 51,922,327 shares of common stock, without par value, were outstanding and eligible to be voted at the Annual Meeting. Each share of common stock is entitled to one vote per share.

How to Vote Your Shares

Your vote is important and you are encouraged to vote your shares promptly.

Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends. If any other matters are properly presented at the meeting for consideration that are not described in this proxy statement, the proxies will use their own judgement to determine how to vote your shares, which may be as the Board recommends. At the date this proxy statement went to print, we did not anticipate that any matters would be raised at the meeting other than the election of directors and adoption of the Hudson United Bancorp 2002 Stock Option Plan.

We are offering you three alternative ways to vote your shares.

To Vote By Mail

You can vote your proxy by mail. If you wish to use this method to vote, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

To Vote By Telephone (Touch-Tone Phone Only)

You will notice a control number printed on your proxy card. If you wish to vote by telephone, you must call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

To Vote By Internet

If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the proxy card available when you access the web page.

If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by the Internet.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled “To Revoke Your Proxy Instructions.”

If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

To Revoke Your Proxy Instructions

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later dated proxy or written revocation must be received before the meeting by the Secretary of the Corporation, D. Lynn Van Borkulo-Nuzzo, at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, or it must be delivered to the Secretary of the Annual Meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish and the last vote received chronologically will supercede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to five times per day.

Required Vote

Directors will be elected by a plurality of the votes cast at the Annual Meeting. The adoption of the 2002 Stock Option Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. At the Annual Meeting, an inspector of election will tabulate ballots cast by shareholders present and voting in person, votes cast by telephone or on the Internet and votes cast by mail. Under applicable state law and Hudson United Bancorp’s Certificate of Incorporation and By-laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote.

All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the four nominees named in this Proxy Statement and in favor of the adoption of the 2002 Stock Option Plan unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Directors of the Corporation and the cost of the solicitation will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and employees of the Corporation and Hudson United Bank (“HUB”), the Corporation’s wholly owned subsidiary bank, who will not be paid for solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to the beneficial owners of shares held of record by such persons, and the Corporation will reimburse them for their reasonable expenses incurred in forwarding the materials.

Shareholder Proposals

New Jersey corporation law requires that the notice of a shareholders’meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in the Corporation’s notice of shareholders’meeting for such proposal to be properly considered at a meeting of shareholders.

Any Hudson United Bancorp shareholder who wishes to have a proposal included in the Corporation’s notice of shareholders’meeting, proxy statement and proxy card for its 2003 Annual Meeting must submit the proposal to the corporation by the deadline. Hudson United Bancorp currently expects to hold its 2003 Annual Meeting in April 2003 and to print next year’s proxy statement during the second week in March 2003 and consequently the deadline for a shareholder proposal is November 15, 2002.

Under rules of the Securities and Exchange Commission (the “SEC”), if Hudson United Bancorp’s 2003 annual meeting is held before March 18, 2003 (30 days before this year’s meeting date), the deadline for submitting a shareholder proposal will be a reasonable time prior to printing next year’s proxy statement. If Hudson United Bancorp changes the date of its 2003 Annual Meeting in a manner that alters the deadline, Hudson United Bancorp will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

GOVERNANCE OF THE CORPORATION

Pursuant to New Jersey corporation law and the Corporation’s Certificate of Incorporation and By-laws, the business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairman and the Corporation’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of the Corporation’s subsidiary bank during 2001.

During 2001, the Board held seven meetings and Board committees held a total of seventeen meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 94%. During 2001, no director attended fewer than 92% of the total meetings of the Board and the committees on which the director served.

Committees of the Board of Directors

Hudson United Bancorp has a standing Audit Committee of the Board of Directors. Donald P. Calcagnini served as Chairperson of the Audit Committee during 2001. Other members of the committee are Noel deCordova, Jr., Bryant D. Malcolm, James E. Schierloh and John H. Tatigian, Jr. Sr. Grace Frances Strauber and Thomas R. Farley also served on the committee until their retirement on April 25, 2001. Pursuant to the Corporation’s mandatory retirement policy, effective at the Annual Meeting, Noel deCordova, Jr. will retire from the Board and therefore may cease to serve on the committee following the Annual Meeting. The committee recommends a firm to be appointed as independent accountants to audit the Corporation’s financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews with management and the independent accountants the Corporation’s interim and year-end operating results; considers the appropriateness of the internal accounting and auditing procedures of the Corporation; considers the accountants’independence; and reviews examination reports by bank regulatory agencies and audit reports prepared by the separate accounting firm which conducts the internal audit functions for the Corporation, along with the response of management to those reports. The Audit Committee reports to the full Board concerning pertinent matters coming before it. The Audit Committee met five times during 2001.

The Board of Directors has approved a written charter which was adopted by the Audit Committee. The Audit Committee Report begins on page 22 of this proxy statement.

Hudson United Bancorp has a standing Nominating Committee consisting of Robert J. Burke, Chairman, Donald P. Calcagnini, W. Peter McBride, Charles F.X. Poggi and Kenneth T. Neilson. The committee reviews qualifications of and recommends to the Board candidates for election as directors, considers the composition of the board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The committee considers any recommendations from shareholders received sufficiently in advance of the mailing of the proxy statement for the annual meeting. During 2001 the committee met two times.

Hudson United Bancorp has a standing Compensation Committee consisting of Charles F.X. Poggi, Chairman, Robert J. Burke, Joan David, W. Peter McBride and John H. Tatigian, Jr. The committee sets the salary and bonuses of executive officers and establishes compensation guidelines for the company. During 2001 the committee met four times.

Compensation of Directors

The Board established directors’retainers and fees as follows:

For 2001
•	Annual Director’s Retainer	$24,000
•	Board Meeting Fees	$ 1,000
•	Committee Retainers (Audit, Compensation, Executive, Nominating and Trust Committees):
•	Chairman	$ 7,000
•	Member	$ 5,000

Deferred Compensation. The Board has a nonqualified Deferred Compensation Plan for directors covering retainer and committee fees. Participation is optional. Interest is paid on deferred fees at the rate paid by HUB on passbook savings during the year. The provisions of the Deferred Compensation Plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the Deferred Compensation Plan, the directors who elect to defer their fees will receive the fees over time after they retire.

Compensation Committee Interlocks and Insider Participation

As noted under the caption “Compensation Committee Report on Executive Compensation”, various aspects of the compensation of Hudson United Bancorp executive officers are determined by the Compensation Committee.

Mr. Poggi is President of Poggi Press, a general printing company. During 2001, Poggi Press was paid $280,999 for printing work for Hudson United Bancorp. Management believes the terms and conditions of the transactions with Poggi Press were equivalent to terms and conditions available from an independent third party.

Mr. McBride is affiliated with McBride Corporate Real Estate. McBride Corporate Real Estate was retained to assist in the sale and/or leasing of various Hudson United Bancorp properties and in doing so earned commissions of approximately $280,358. Management believes the terms and conditions of the transactions with McBride Corporate Real Estate were equivalent to terms and conditions available from an independent third party.

Mr. Malcolm is President of Malcolm-Brooker Company, Inc. which, during 2001, was paid $15,650 for inspections conducted on behalf of the construction loan department of the bank. Management believes the terms and conditions of the transactions with Malcolm-Brooker Company, Inc. were equivalent to terms and conditions available from an independent third party.

Certain Transactions with Management

HUB has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have been made in the ordinary course of the banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or other unfavorable features. Directors, executive officers and their associates during 2001 or during 2002 through the date of this proxy statement borrowed from HUB an amount substantially less than 10% of the bank’s equity capital for any one director or executive officer (together with their associates) and substantially less than 20% of the bank’s equity capital for all directors and executive officers and their associates as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and executive officers to file reports relating to their ownership and changes in ownership of the Corporation’s common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on information provided by the Corporation’s directors and executive officers and a review of such reports, the Corporation believes that all required reports were filed on a timely basis during 2001.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of Hudson United Bancorp common stock as of December 31, 2001, by each executive officer of Hudson United Bancorp for whom individual information is required to be set forth in this Proxy Statement pursuant to the rules of the SEC (the “Named Officers”), by each director and by all directors and executive officers as a group. Hudson United Bancorp does not know of any person who beneficially owns more than 5% of its outstanding common stock.

Beneficial Ownership of Hudson United Bancorp Common Stock

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percent of Class
Robert J. Burke	98,631(2)	*
Donald P. Calcagnini	139,420(3)	*
Joan David	182,014(4)	*
Noel deCordova, Jr	13,534(5)	*
William A. Houlihan	52,500(6)	*
Bryant D. Malcolm	24,217(7)	*
W. Peter McBride	88,872(8)	*
Kenneth T. Neilson	376,016(9)	*
Thomas R. Nelson	68,572(10)	*
Charles F.X. Poggi	254,503	*
David A. Rosow	750,481(11)	1.6%
James E. Schierloh	100,614(12)	*
Thomas J. Shara, Jr	160,284(13)	*
John H. Tatigian, Jr	39,713(14)	*
D. Lynn Van Borkulo-Nuzzo	89,946(15)	*
Directors and Executive Officers Of Hudson United Bancorp as a Group (18 persons)	2,458,517	5.4%

NOTES:

*	Less than 1% of the outstanding common shares of the Corporation.

(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. Beneficially owned shares also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Hudson United Bancorp dividend reinvestment plan.

(2)	Of this total, 15,479 shares are held by Mr. Burke’s wife, and 33,354 are held by Union Dry Dock & Repair Co., of which Mr. Burke is President. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(3)	Of this total, 15,003 shares are held for Mr. Calcagnini in a 401(k) plan and 81 shares are held in a Trust of which Mr. Calcagnini is Trustee. Mr. Calcagnini disclaims beneficial ownership of the shares held in trust.

(4)	Of this total, 12,139 are held in an IRA and 32,700 shares are held by Mrs. David and Mr. Lawrence David as trustees for the David Foundation.

(5)	Of this total, 2,800 shares are held by Mr. deCordova's wife. Mr. deCordova disclaims beneficial ownership of the shares held by his wife.

(6)	Of this total, 4,000 shares are held for Mr. Houlihan under the Corporation's Restricted Stock Plan.

(7)	Of this total, 3,126 shares are held by Mr. Malcolm's wife and 2,686 are held by a profit sharing plan over which Mr. Malcolm exercises a controlling interest. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

(8)	Of this total, 1,227 shares are held by Mr. McBride's wife and 82,811 shares are held by Mr. McBride as trustee for limited partnerships affiliated with Mr. McBride. Mr. McBride disclaims beneficial ownership of the shares held by his wife.

(9)	Of this total, 8,635 shares are held in Mr. Neilson’s account in the Corporation’s 401(k) plan, which he directs, 18,000 shares are held for Mr. Neilson under the Corporation’s Restricted Stock Plan, 4,441 shares are held in an IRA, 153,032 shares and 166,571 vested options are held by a limited partnership of which Mr. Neilson is the sole general partner and of which he and his three children are the sole limited partners. Mr. Neilson disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his economic interest. 10,337 shares represent vested options.

(10)	Of this total, 8,797 shares are held for Mr. Nelson under the Corporation's 401(k) plan, which he directs, 9,000 shares are held for Mr. Nelson under the Corporation's Restricted Stock Plan, and 31,563 shares represent vested options.

(11)	Of this total, 12,019 shares are held in the Rosow Family Foundation Charitable Trust, 11,000 shares are held in an IRA and 551,342 shares are held by Mr. Rosow's wife and 165,000 shares are owned by the Jean D. Rosow Grantor Retained Annuity Trust. Mr. Rosow disclaims beneficial ownership of the shares owned by his wife.

(12)	Of this total 6,449 shares are held by Mr. Schierloh's wife. Mr. Schierloh disclaims beneficial ownership of the shares held by his wife.

(13)	Of this total, 21,456 shares are held in Mr. Shara’s account in the Corporation’s 401(k) plan, which he directs, 5,500 shares and 53,014 vested options are held by a limited partnership of which Mr. Shara and his wife are the sole general partners and the sole limited partners. 4,000 shares are held for Mr. Shara under the Corporation’s Restricted Stock Plan and 23,469 shares represent vested options.

(14)	Of this total, 24,812 shares are held in an IRA directed by Mr. Tatigian.

(15)	Of this total, 15,413 shares are held in Ms. Van Borkulo-Nuzzo’s account in the Corporation’s 401(k) plan, which she directs, 14,000 shares are held for Ms. Van Borkulo-Nuzzo under the Corporation’s Restricted Stock Plan and 53,745 shares represent vested options.

PROPOSAL 1 - ELECTION OF DIRECTORS

Hudson United Bancorp’s Certificate of Incorporation and By-laws authorize a minimum of 5 and a maximum of 25 directors, but leaves the exact number to fixed by resolution of the Corporation’s Board of Directors. The Board has fixed the number of directors at 10, effective April 17, 2002.

Pursuant to Hudson United Bancorp’s Certificate of Incorporation, the directors of the Corporation are divided into three classes. Directors are generally elected for three-year terms on a staggered basis, except that some directors may be nominated for shorter terms in order to more nearly equalize the size of the three classes.

Bryant D. Malcolm is being nominated for a one-year term. W. Peter McBride, Charles F.X. Poggi, and John H. Tatigian are each being nominated for a three-year term extending to the 2005 annual meeting. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

The names of the nominees for election, the directors whose terms extend beyond the Annual Meeting and certain information about each of them are set forth in the tables below. Years of service on the Board includes prior service on the Board of Directors of HUB prior to the formation of the holding company.

Nominees for 2002 Annual Meeting

Name, Age & Position With the Corporation	Principal Occupation During Past Five Years	Director Since	Term Expiring

Bryant D. Malcolm, 67	•	1997 to present: President, Malcolm-Brooker Company, Inc. (a consulting firm to the construction and real estate industry);	1995	2003

•	Consultant;

•	President, B.D. Malcolm Company, Inc. (General Contractors).

W. Peter McBride, 56	•	President of McBride Enterprisess, Inc. (real-estate development and investment company);	1995	2005

•	President McBride Agency (residential real-estate brokerage).

Charles F.X. Poggi, 71	•	President and Chief Operating Officer, The Poggi Press (general printing business).	1973	2005

John H. Tatigian, Jr., 65	•	Retired;	1996	2005

•	Senior Vice President of Peter Paul Hershey (confection company).

Directors Whose Terms Expire in 2003

Name, Age & Position With the Corporation	Principal Occupation During Past Five Years	Director Since	Term Expiring

Donald P. Calcagnini, 66	•	Retired;	1996	2003

•	Chairman of the Board of Directors of Lafayette American Bank.

Kenneth T. Neilson, 53	•	Chairman, President and CEO of Hudson United Bancorp and HUB.	1989	2003

David A. Rosow, 59	•	Chairman and CEO of Rosow & Company, Inc. (a private investment company);	1996	2003

•	Chairman of International Golf Group, Inc. (ownership, development and management of golf courses).

Directors Whose Terms Expire in 2004

Name, Age & Position With the Corporation	Principal Occupation During Past Five Years	Director Since	Term Expiring

Robert J. Burke, 68	•	President and Chief Operating Officer, Union Dry Dock and Repair Co. (dry docking and repair of coast-wise and harbor vessels).	1979	2004

Joan David, 63	•	Substitute Teacher, Board of Cooperative Educational Services of Rockland County.	1994	2004

James E. Schierloh, 72	•	Retired;	1972	2004

•	Chairman Emeritus 1996 to present.	1972	2004

No director of Hudson United Bancorp is also a director of any other company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Recommendation and Vote Required on Proposal 1

     THE HUDSON UNITED BANCORP BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

     Directors will be elected by a plurality of the votes cast at the Hudson United Bancorp Annual Meeting, whether in person or by proxy.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1996 in: (a) Hudson United Bancorp common stock; (b) the Standard & Poor’s (“S&P”) 500 Index; and (c) the Keefe, Bruyette & Woods 50 (“KBW 50”) Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

Cumulative Total Return for Year End (5 Years)

(GRAPHIC OMITTED)

The above graph was prepared by SNL Financial LC(C)2002

Cumulative Total Return for Year Ending:

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Hudson United Bancorp	100.00	168.94	137.79	124.15	117.16	167.26
S&P 500 Index	100.00	133.37	171.44	207.52	188.62	166.22
KBW 50 Index	100.00	146.19	158.32	152.78	183.49	176.10

The KBW 50 is an index composed of fifty money center and regional banks. Hudson United Bancorp believes the KBW 50 Index provides a consistent means for comparing the performance of Hudson United Bancorp common stock against other financial institutions generally.

The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1991 in: (a) Hudson United Bancorp common stock; (b) The S&P 500 Index,; and (c) the KBW 50 Index. It is prepared on the same basis as the prior graph, but shows returns over a ten year period.

Cumulative Total Return for Year End (10 Years)

(GRAPHIC OMITTED)

The above graph was prepared by SNL Financial LC ©2002

Cumulative Total Return for Year Ending:

	12/31/91	12/31/92	12/31/93	12/31/94	12/31/95	12/31/96
Hudson United Bancorp	100.00	203.84	286.82	289.35	448.68	529.01
S&P 500 Index	100.00	107.62	118.47	120.03	165.14	202.89
KBW 50 Index	100.00	127.42	134.48	127.62	204.41	289.15

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Hudson United Bancorp	893.74	728.92	656.75	619.82	884.81
S&P 500 Index	270.60	347.84	421.04	382.69	337.23
KBW 50 Index	422.70	457.69	441.80	530.42	508.57

EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

The Compensation Committee (“the Committee”) of the Board of Directors administers Hudson’s executive compensation program. The Committee, which is composed entirely of non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for corporate executives.

General Compensation Philosophy

The Corporation’s executive compensation philosophy is that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. The Corporation uses several compensation programs in which executive officers are eligible to participate, including base salary, annual incentives and long-term incentives. For executives, the majority of total compensation opportunities are delivered through incentive pay, thereby linking the value realized by executives from the total compensation program with the Corporation’s financial and/or stock performance. Overall pay levels are targeted at competitive median levels, with actual compensation realized by executives commensurate with Corporation and individual performance. In determining the amount and type of executive compensation, the Committee seeks to achieve the following objectives:

•	To attract, retain and motivate key executive talent.

•	To provide competitive compensation opportunities that are strongly aligned with the financial and stock performance of the Corporation.

•	To encourage executives to own a meaningful equity stake in the Corporation.

Establishing Executive Compensation Opportunities

     In establishing base salary and incentive opportunity targets for Corporate executives, the Committee regularly reviews competitive compensation practices. During 2001, the Corporation retained William M. Mercer, Incorporated (“Mercer”) to provide guidance as to competitive executive compensation practices and pay levels. Mercer compared the pay opportunities provided to the Corporation’s executive team, by each of the three elements used by Hudson (base salary, annual incentives, and long-term incentives) and in total, to the pay practices of a group of comparison companies. The companies used for comparison purposes were comparably-sized public bank holding companies that compete in similar business lines and are not identical to the companies used in the stock price performance graph. The Committee considered the results of the executive pay analysis and Mercer’s corresponding program design recommendations in making executive compensation program recommendations to the Board of Directors.

Base Salary

     The committee reviews the base salaries provided to the Corporation’s executives on an annual basis relative to competitive practice for comparable positions. Executive base salaries are adjusted considering an evaluation of current base salary relative to competitive levels, tenure in position, individual performance and Corporation performance. In fiscal 2001, the Corporation increased executive base salary levels, which includes the group of Named Executives, by approximately 7.7%. This increase was more than offset by decreases in target incentive awards under the new program. After adjustment, executive base salary levels are consistent with the Corporation’s compensation strategy of providing median pay levels.

Incentive Cash Compensation/Annual Incentive Plan

     Annual incentive opportunities are provided to the Corporation’s executives to link the achievement of the Corporation’s annual goals with executive compensation. For fiscal year 2001, award opportunities were based upon the Corporation’s performance specifically related to earning per share (excluding non-recurring items), return on equity and minimum loan loss reserve levels. Payouts to executives for fiscal year 2001 reflect that the Corporation achieved its performance objectives for the year.

     For fiscal year 2002, considering Mercer’s recommendations, the committee has refined the range of award opportunities provided each executive. Individual target award opportunities have been established to position cash compensation opportunities at competitive median practices with actual payouts commensurate with performance. The size of any actual awards may range from 0% to 200% of target and will vary based upon a combination of the Corporation’s performance, specific departmental contribution to the overall earnings of the Corporation, and individual performance.

Long-term Incentive Program

     Long-term incentives are targeted to provide competitive total compensation opportunities and are used to align executive rewards with the creation of shareholder value. The Corporation intends to provide an ongoing long-term incentive program to executives consisting of stock option and restricted stock awards. Actual awards to individual executives in any given year are based on the Compensation Committee’s assessment of the contribution made by the executive to the Corporation and competitive long-term incentive award guidelines established for the position. During fiscal year 2001, consistent with this philosophy, awards consisting of 160,000 options and 32,500 shares of restricted stock were made to the Corporation’s Named Executives.

Chief Executive Officer

     For calendar year 2001, Mr. Neilson did not receive an increase in base salary due to the Corporation not achieving its 2000 financial targets in earnings per share and return on average equity. Mr. Neilson did receive an incentive cash award in December, 2001, under the existing cash incentive program, because the Corporation did achieve its financial targets including earnings per share targets and return on average equity in 2001. Mr. Neilson was granted long term incentive awards of 18,000 shares of restricted stock and 55,000 stock options under existing plans for quickly and efficiently leading the Corporation through a difficult period after the termination of the Dime merger agreement.

Tax Deductibility Considerations

     Based upon current levels of compensation, Hudson United Bancorp is not affected substantially by the provisions of Section 162(m) of the Internal Revenue Code which limits the deductibility of compensation above $1 million for each of the five highest paid officers. Certain forms of compensation are exempt from this deductibility limit; primarily performance based compensation which has been approved by shareholders. Compensation under the Corporation’s stock option plan (but not restricted stock plans) is exempt.

The Board of Directors of Hudson United Bancorp

Robert J. Burke
Donald P. Calcagnini
Joan David
Noel deCordova, Jr.
Bryant D. Malcolm
W. Peter McBride
Kenneth T. Neilson
Charles F.X. Poggi
David A. Rosow
James E. Schierloh
John H. Tatigian, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes all compensation earned in the past three years for services performed in all capacities for Hudson United Bancorp and its subsidiaries with respect to the Named Executives.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Awards (1)$	Securities Underlying Options/SARs(#)	All Other Compensation (2)($)
Kenneth T. Neilson	2001	525,000	525,000	494,280	55,000	9,385
Chairman, President &	2000	591,341(3)	-0-	812,500	-0-	9,072
CEO of the Corporation & HUB	1999	450,000	450,000	521,250	-0-	18,542
D. Lynn Van Borkulo-Nuzzo,	2001	265,000	132,500	82,380	9,000	11,622
General Counsel, EVP,	2000	260,000	-0-	203,125	-0-	8,518
Corporate Secretary, and	1999	210,000	105,000	260,625	-0-	14,509
Chief Risk Officer of the
Corporation & HUB
William A. Houlihan (4)	2001	265,000	132,500	109,840	72,000	731
EVP & CFO of the Corporation	2000	-0-	-0-	-0-	-0-	-0-
& HUB	1999	-0-	-0-	-0-	-0-	-0-
Thomas J. Shara, Jr. EVP &	2001	265,000	99,375	109,840	12,000	9,507
Senior Loan Officer of HUB	2000	260,000	-0-	101,563	-0-	12,164
	1999	210,000	105,000	260,625	-0-	11,973
Thomas R. Nelson	2001	225,000	124,500	96,110	10,000	8,182
EVP & President of	2000	218,500	-0-	96,875	-0-	5,022
Shoppers Charge Division	1999	180,000	90,000	260,625	-0-	8,807
of HUB

NOTES:

(1)	The dollar amounts listed represent the number of shares of restricted stock granted, multiplied by the fair market value of each share of stock on the date of the grant. Cash dividends are paid directly to the officer holding the restricted stock but stock dividends are added to the restricted stock and are subject to the same restrictions. The number of shares reflected have been adjusted for the 3% stock dividend effected December 1, 1999 and the 10% stock dividend effected December 1, 2000. As of December 31, 2001, Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. Houlihan, Mr. Shara and Mr. Nelson held 84,000, 14,000, 4,000, 9,500 and 9,000 shares of restricted stock, respectively, with aggregate values of $2,410,800, $401,800, $114,800, $272,650, and $258,300 respectively. Restricted stock granted to the Named Executives in 2001 vests, subject to continued employment, one-third at the end of three years after the date of grant, one-third four years after the date of grant, and one-third five years after the date of grant. Restricted stock granted in 2000 vested pursuant to a special retention program, either at the end of 10 years or earlier if the Corporation received more than $25 million in termination payments from Dime Bancorp in less than two years. Upon consummation of the Dime-Washington Mutual merger in January, 2002, the Corporation received the balance of the $92 million in termination payments and the restricted shares granted in 2000 were vested with regard to executive officers whose employment continued through such date.

(2)	All amounts in this column represent employer contributions to 401(k) plans on behalf of the Corporation’s Named Executives, premiums for life insurance in excess of $50,000 and income attributable to use of a company provided vehicle.

(3)	This reflects a salary level of $750,000, adjusted to $525,000 on May 1, 2000 following termination of the proposed merger with Dime.

(4)	Mr. Houlihan was first employed by the Corporation January 16, 2001.

Option Grants in 2001

     The following table shows the options granted to Named Officers in 2001, and their potential value at the end of the option term, assuming certain levels of appreciation of the Corporation’s common stock.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants				Alternative to (f) and (g) Grant Date Value
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Or Base Price (#/Sh)	Expiration Date	Grant Date Present Value ($)(1)
Kenneth T. Neilson	55,000	17.74%	$27.46	12/6/11	$362,819
D. Lynn Van Borkulo-Nuzzo	9,000	2.90%	$27.46	12/6/11	$ 59,370

William A. Houlihan	60,000	19.35%	$20.22	1/16/11	$576,537
	12,000	3.87%	$27.46	12/6/11	$ 79,160
Thomas J. Shara, Jr	12,000	3.87%	$27.46	12/6/11	$ 79,160
Thomas R. Nelson	12,000	3.87%	$27.46	12/6/11	$ 79,160

_________________

NOTES:

(1)	The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Corporation’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: An option term of five years, volatility at 28.04%, dividend yield of 3.61%, and risk-free interest rate of 4.28% to 4.29%. The real value of the options in this table depend upon the actual performance of the Corporation’s common stock during the applicable period. All option awards made during 2001 vest 1/3 after 3 years, 1/3 after 4 years, and 1/3 after 5 years with the exception of the 60,000 share award to Mr. Houlihan which vests 5 years after the date of award.

Option Exercises

The following table is intended to show options exercised during the last fiscal year and the value of unexercised options held at year-end 2001 by the Named Officers. Hudson United Bancorp does not utilize stock appreciation rights (“SARs”) in its compensation package, although the SEC rules require that SARs be reflected in table headings.

Aggregated Option/SAR Exercises in last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options/SARs At FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End Exercisable/ Unexercisable ($)(1)
Kenneth T. Neilson	15,000	$248,070	176,908/55,113	$2,259,878/$68,200
D. Lynn Van Borkulo-Nuzzo	20,000	$272,960	53,745/9,113	$718,155/$11,160
William A. Houlihan	-0-	-0-	-0-/72,000	-0-
Thomas J. Shara	-0-	-0-	76,483/12,113	$1,188,577/$14,880
Thomas R. Nelson	-0-	-0-	31,563/24,700	$552,848/$12,400

_________________________________________

NOTES:

(1)	Options are “in the money” if the fair market value of the underlying security exceeds the exercise price of the option at year-end.

Shares Available for Awards

     Under the Corporation’s Restricted Stock Plan, 142,231 shares are available for awards as of December 31, 2001.

     Under the Corporation’s various stock option plans, options for 1,710,331 shares have been issued and are subject to option exercise, if vested. Under the Corporation’s 1999 Stock Option Plan, options for 545,650 shares remain available for awards as of December 31, 2001. If the 2002 Stock Option Plan is adopted, no further options may be granted under the 1999 Stock Option Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

     Under Hudson United Bancorp’s Restricted Stock Plan, each share of stock awarded is subject to a “Restricted Period”of from two to ten years, as determined by the Compensation Committee when it awards the shares. Effective upon the date of grant, the officer or employee is entitled to all the rights of a shareholder with respect to the shares, including dividend and voting rights. However, if a share recipient leaves the employment of Hudson United Bancorp or its subsidiaries during the Restricted Period for any reason, his or her shares may be forfeited to Hudson United Bancorp. Upon the occurrence of a change in control of Hudson United Bancorp, every Restricted Period then in existence with a remaining term of five years or less will automatically expire.

     Under the Hudson United Bancorp 1999 Stock Option Plan, options are granted with a term not to exceed ten years from the grant date. Each option is granted with a vesting schedule as determined by the Stock Committee. In the event of a change in control, as defined in the plan, any option that has not vested, as of the date of the change in control, becomes fully vested.

     As of January 1, 1997, the Corporation entered into change in control agreements with Mr. Neilson, Ms. Van Borkulo-Nuzzo and Mr. Shara. The Agreements generally provide that in the event of a Change in Control, the executive would be entitled to be employed for a period of three years and each would be entitled to substantially the same title, same salary and same benefits as existed prior to the change in control and the executive would be entitled to certain severance payments and benefits. These agreements do not become effective unless there is a change in control and then remain effective three years after a change in control. Prior to a change in control, unless the Corporation stops their automatic renewal, the agreements are for two year “evergreen”terms.

     Each agreement defines “change in control”to mean any of the following: (i) the acquisition of beneficial ownership by any person or group of 25% or more of the Corporation’s voting securities or all or substantially all of its assets; (ii) the merger, consolidation or combination (a “merger”) with an unaffiliated entity unless following the merger the Corporation’s directors constitute 50% or more of the directors of the combined entity and the Corporation’s CEO is the CEO of the surviving entity; or (iii) during any two consecutive calendar years individuals who were directors of the Corporation at the start of the period cease to constitute two-thirds of the directors unless the election of the directors was approved by the vote of two-thirds of the directors then in office; or (iv) the transfer of all or substantially all of the Corporation’s assets.

     With respect to Ms. Van Borkulo-Nuzzo’s contract and Mr. Shara’s contract, if either officer is terminated without cause, resigns for good reason following a change in control, dies or is disabled, the officer (or the officer’s estate) is entitled to a lump sum payment equal to three times the sum of their annual salary and highest annual bonus in the last three years, as well as a continuation of family health coverage for a period of three years. In the event that the severance payments and benefits under the agreement, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 (the “Code”), the payments to Ms. Van Borkulo-Nuzzo and Mr. Shara would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow Ms. Van Borkulo-Nuzzo and Mr. Shara to retain the same net amount, after such taxes as they were otherwise entitled to receive (a “Make Whole Tax Provision”).

     With respect to Mr. Nelson’s contract and Mr. Houlihan’s contract, if either officer is terminated without cause, resigns for good reason within the first ninety days following a change in control, resigns for any reason after that ninety day period following a change in control, dies or is disabled, the officer (or the officer’s estate) is entitled to a lump sum payment equal to three times of the sum of their annual salary and the highest bonus paid or to be paid to the officer, as well as a continuation of their family’s health coverage for the same number of years as the salary entitlement. However, under these contracts, in the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute excess parachute payment under Section 280G of the Code, the payments and benefits under the agreements will be reduced (but not below zero) to the extent necessary to avoid excess parachute payments (a “Cut Back Provision”). The Corporation entered into identical change in control agreements with three other officers which would provide a two year benefit to two officers and would provide one year’s salary and bonus in the event of a change in control to one officer.

     With respect to Mr. Neilson’s contract, if he is terminated without cause, resigns for good reason (as defined in the contract) within the first 90 days following a change in control, resigns for any reason after that 90 day period following a change in control, dies or is disabled, he (or his estate) is entitled to a lump sum payment equal to three times the sum of his annual salary and his highest bonus in the last three years, as well as a continuation of his family’s health coverage for a period of three years. Mr. Neilson’s contract also contains a Make Whole Tax Provision.

Pension Plans

     The monthly retirement benefit for executives under the Employees’Retirement Plan of Hudson United Bancorp (the “Plan”) will generally be equal to the product of (a) 1% of the employees’base average annual monthly earnings (based on the highest 5 years of service) plus 1/2% of the employees base average monthly earnings (based on the highest 5 years of service) in excess of the average Social Security taxable wage base, multiplied by (b) the years of credited service. Retirement benefits normally commence when an employee reaches age 65, but early retirement without reduction in benefit may be taken when an employee’s age plus years of service equals 85.

     In the Plan, compensation in the form of a bonus is excluded from benefit calculations. Thus, for each Named Officer, only the amounts that are shown each year under the heading “Salary”in the Summary Compensation Table in this Proxy Statement are covered. The Plan also provides for disability pension benefits.

     As of January 1, 1996, Hudson United Bancorp adopted a Supplemental Employee Retirement Plan (“SERP”). The SERP provides a pension benefit which, in large part, makes up the amount of the benefits that cannot be provided under the Plan as a result of the limit on the amount of compensation that can be taken into account under 401(a)(17) of the Code ($170,000 in 2000 and indexed for inflation in subsequent years) and the amount of benefits payable under Section 415 of the Code. Unlike the Plan, the SERP covers salary and one-third of incentive compensation. The benefit is payable as a single life annuity and 100% survivor benefits are paid for the life of the designated beneficiary. Kenneth T. Neilson is the only person who has been designated as a participant under the SERP. Hudson United Bancorp has purchased life insurance to fund the benefit.

     The following table shows an employee’s estimated annual retirement benefit from the Plan and the SERP combined, assuming retirement at age 65 for an individual reaching such age before January 1, 2002 and assuming a straight life annuity benefit, for the specified compensation levels and years of service. Except for Mr. Neilson, the amounts in the table below are limited under Section 401(a)(17) of the code, as described in the preceding paragraph. The benefits listed in the table are not subject to any deduction for social security or other offset amounts. Mr. Neilson has approximately 19 years of credited service under the pension plan as of January 1, 2002 and, at age 65 would have approximately 30 years of credited service. Ms. Van Borkulo-Nuzzo has approximately 35 years of credited service under the pension plan as of January 1, 2002, and, at age 65, would have approximately 48 years of credited service. Mr. Shara has approximately 21 years of credited service as of January 1, 2002 and, at age 65, would have approximately 43 years of credited service. Mr. Houlihan has 1 year of credited service as of January 1, 2002 and, at age 65, would have approximately 20 years of credited service. Mr. Nelson has approximately 7 years of credited service as of January 1, 2002 and at age 65 would have approximately 15 years of credited service.

Pension Plan Table

SALARY	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS
$125,000	$ 22,095	$ 29,460	$ 36,825	$ 44,190	$ 51,555
$150,000	$ 27,720	$ 36,960	$ 46,200	$ 55,440	$ 64,680
$200,000	$ 38,970	$ 51,960	$ 64,950	$ 77,940	$ 90,930
$250,000	$ 50,220	$ 66,960	$ 83,700	$100,440	$117,180
$300,000	$ 61,470	$ 81,960	$102,450	$122,940	$143,430
$350,000	$ 72,720	$ 96,960	$121,200	$145,440	$169,680
$400,000	$ 83,970	$111,960	$139,950	$167,940	$195,930
$450,000	$ 95,220	$126,960	$158,700	$190,440	$222,180
$500,000	$106,470	$141,960	$177,450	$212,940	$248,430
$550,000	$117,720	$156,960	$196,200	$235,440	$274,680
$600,000	$128,970	$171,960	$214,950	$257,940	$300,930

     Effective in 2002, the Board of Directors of the Corporation approved a SERP for certain executive officers which, when finalized, is expected to provide a retirement benefit based upon the five year average cash compensation paid, including cash bonus, not limited by Section 401 (a) (17) or Section 415 of the Code. Life insurance is expected to be purchased to fund the benefit.

     Upon the effective date of the 2002 SERP, it is anticipated that the Executive Vice Presidents who presently have “Make Whole”provisions in their Change in Control agreements will be requested to accept Cut Back provisions, if they are placed in the SERP.

PROPOSAL 2 - ADOPTION OF THE HUDSON UNITED BANCORP 2002 STOCK OPTION PLAN

General

     The Board of Directors has approved for submission to the Corporation’s shareholders the Hudson United Bancorp’s 2002 Stock Option Plan (the “Stock Option Plan”). If the Shareholders approve the Stock Option Plan, the Stock Option Plan requires that the Corporation cease granting stock options under the Corporation’s 1999 Stock Option Plan.

     The purposes of the Stock Option Plan are to assist the Corporation in attracting and retaining highly qualified executives, to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return, to enable executives of the Corporation to develop and maintain stock ownership positions in the Corporation and to provide such executives with incentives to contribute to the success of the Corporation.

     The full text of the Stock Option Plan, as amended, is attached to this Proxy Statement as Appendix A and the following description of the Stock Option Plan is qualified in its entirety by reference to Appendix A.

Types of Options

     All options granted under the Stock Option Plan are options for shares of the Corporation’s common stock. The options may be either “Incentive Options,”options intended to constitute “incentive stock options”within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “Non-qualified Options,”options which, when granted or due to subsequent disqualification, do not qualify as incentive stock options within the meaning of Section 422 of the Code.

Administration

     The Stock Option Plan will be administered by a committee designated by the Board of Directors (the “Committee”) from among members of the Board who are “outside directors,”within the meaning of Section 162(m) of the Code and who also meet similar eligibility requirements under SEC Rule 16b-3. These directors are ineligible to receive options under the Stock Option Plan. The Committee identifies each optionee (a “Participant”) and determines the number of shares subject to each option, the date of grant and the terms and conditions governing the option. The Committee is also charged with the responsibility of interpreting the Stock Option Plan and making all administrative determinations thereunder.

Eligibility

     All officers, group and divisional officers, and other key employees of the Corporation and its subsidiaries are eligible to receive options under the Stock Option Plan. No non-employee director of the Corporation or its subsidiaries may receive any options under the Stock Option Plan. The Corporation is unable, at the present time, to determine the identity or number of executive officers and other key employees who may receive options pursuant to the Stock Option Plan since discretion for the grant of stock options is vested in the Committee.

Terms and Conditions of Stock Options

     Term

     All options granted under the Stock Option Plan will have terms of ten years or less. The Stock Option Plan provides that any options which are intended to be Incentive Options and are granted to a Participant who owns more than 10% of the Corporation’s common stock (a “10% Shareholder”) must have terms of five years or less.

     Limitations on Grant and Exercise

     The Stock Option Plan provides that, with respect to Incentive Options, the aggregate fair market value (determined at the time the option is granted) of stock exercisable for the first time by an employee during any calendar year may not exceed $100,000. For example, the Committee could grant an Incentive Option covering $200,000 of common stock to a Participant only if the Committee deferred the exercise of one half of the options beyond the first year in which the other half of the options first become exercisable.

     Exercise Price

     The Stock Option Plan provides that options may be granted at an exercise price equal to or greater than the fair market value (on the date of grant) of the stock purchasable thereunder. Incentive Options granted to 10% Shareholders must have an exercise price of not less than 110% of the fair market value of the stock on the date of grant. The Stock Option Plan defines “fair market value”as the mean between the highest and lowest sale prices reported on any exchange on which the stock is listed and traded on the valuation date, or if there are no such sales on that date, then on the last preceding date on which such a sale was reported.

     The Stock Option Plan provides that the purchase price for shares acquired pursuant to the exercise of any option is payable in full at the time of exercise. The exercise price may be paid in cash or, unless otherwise prohibited by the terms of the agreement by which the option was granted, by one or more of the following means: (i) in the form of unrestricted shares of the Corporation’s common stock (“Shares”) already owned by the Participant based in any such instance on the fair market value of the Shares on the date the option is exercised; provided, however, that, in the case of an Incentive Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the option is granted; (ii) by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price; (iii) by a combination thereof, in each case in the manner provided in the option agreement; or (iv) by any other means acceptable to the Corporation. To the extent the option exercise price may be paid in Shares as provided above, Shares delivered by the Participant may be (i) shares which were received by the Participant upon exercise of one or more Incentive Options, but only if such Shares have been held by the Participant for at least the greater of (a) two years from the date the Incentive Options were granted or (b) one year after the transfer of Shares to the Participant, or (ii) shares which were received by the Participant upon exercise of one or more Non-qualified Options, but only if such Shares have been held by the Participant for at least six months. Payment of the exercise price with stock may result in certain tax advantages for Participants and may enable Participants to limit or avoid out-of-pocket expenditures.

     Exercise Period

     The Stock Option Plan provides that if a Participant’s employment terminates by reason of death or disability, the right of the Participant, his or her estate, beneficiary or representative to exercise any outstanding, vested options will terminate six months later or upon the earlier expiration of the stated term of the option. If a Participant’s employment terminates by reason of retirement, voluntary resignation or dismissal without “Cause”(as defined in the Stock Option Plan), the right of the Participant to exercise any outstanding, vested options will terminate 60 days later or upon the earlier expiration of the stated term of the option. No option shall be exercisable after the date of termination for Cause. “Cause”is defined in the Stock Option Plan as (i) the conviction of the Participant of a felony by a court of competent jurisdiction, (ii) the indictment of the Participant by a state or Federal grand jury of competent jurisdiction for embezzlement or misappropriation of funds of the Corporation or for any act of dishonesty or lack of fidelity towards the Corporation, (iii) the written confession by the Participant of any act of dishonesty towards the Corporation or any embezzlement or misappropriation of the Corporation’s funds, or (iv) willful or gross neglect of the duties for which the Participant was responsible, all as the Committee, in its sole discretion, may determine.

     Change in Control Provisions

     Upon a “Change in Control”(as defined in the Stock Option Plan) all outstanding options under the Stock Option Plan become immediately and fully exercisable.

     The Stock Option Plan defines Change in Control generally to mean any of the following events: (a) any person unaffiliated with the Corporation becomes the beneficial owner of 25% of the Corporation’s outstanding common stock ; (b) the Corporation’s stockholders approval of (i) a merger or consolidation of the Corporation with or into another Corporation (other than a merger or consolidation in which either a majority of the board of directors of the resulting corporation were directors of the Corporation immediately prior to such transactions or one-half of the board of directors of the resulting corporation were directors of the Corporation immediately prior to such transaction and the Corporation’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the resulting corporation), (ii) a sale or disposition of all or substantially all the Corporation’s assets, or (iii) a plan of liquidation or dissolution of the Corporation; or (c) except as permitted in clause (b)(i), during any consecutive two calendar-year period, individuals who at the beginning of such period constitute the Board of Directors of the Corporation (“Continuing Directors”) for any reason cease to constitute two-thirds of the Board of Directors of the Corporation or its successor, provided that if the election of an individual to the Board of Directors was approved by two-thirds of the Continuing Directors, then such individual shall be deemed to be a Continuing Director.

     Transferability

     Options generally are not transferable. However the Committee may in its discretion authorize a grant agreement (or an amendment) which allows for the transfer of Non-qualified Options either for value or without value, primarily to family members, subject to certain restrictions. Transferred options remain subject to the same vesting, restrictions on further transfer, continued employment and exercisability as the options were subject to prior to such a transfer.

Shares Subject to the Stock Option Plan

     In approving the Stock Option Plan, the Board of Directors provided for the issuance under the Stock Option Plan of 1,250,000 shares of which not more than 400,000 shares may be issued to any one employee.

     The Stock Option Plan provides that the number and price of shares available for stock options and the number of shares covered by outstanding stock options shall be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in the Corporation’s capital stock. Comparable changes will be made to the per share exercise price of each outstanding option, but no change shall be made in the total price applicable to the unexercised portion of an unexercised option, except for any change in the aggregate price resulting from rounding off of share quantities or prices.

Termination and Amendment

     The Stock Option Plan will terminate automatically on April 17, 2012. The Board of Directors has the right to terminate the Stock Option Plan at any time. The termination of the Stock Option Plan will not affect any outstanding options.

     The Board of Directors also has the right to amend the Stock Option Plan. However, without the approval of the Corporation’s shareholders no amendment may be made to the Stock Option Plan if the amendment would: (a) except as provided under the Stock Option Plan for changes in capitalization, increase the maximum number of shares available for grants under the Stock Option Plan, either in the aggregate or for any participant, (b) expand the class of employees eligible to receive options, (c) decrease the minimum option exercise price as provided in the Stock Option Plan, or (d) extend the maximum term for options granted under the Stock Option Plan.

Federal Income Tax Consequences Under the Stock Option Plan

     The following is a summary of the Federal income tax consequences of transactions under the Stock Option Plan, based on Federal income tax laws in effect on January 1, 2002. This summary is not intended to be comprehensive and does not describe state or local income tax consequences.

     Benefits which may be granted pursuant to the Stock Option Plan include incentive stock options and nonqualified stock options.

     Incentive Stock Options. No income is realized by an optionee upon the grant or exercise of an incentive stock option. If shares of common stock are transferred to an optionee upon the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant of the option or within one year after the transfer of such shares to such optionee, then (1) upon the sale or exchange of such shares, any amount realized in excess of the option exercise price will be taxed to such optionee as a long-term capital gain and any loss sustained will be treated as a long-term capital loss, and (2) no deduction will be allowed to the Corporation for Federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

     If common stock acquired upon the exercise of an incentive stock option is disposed of prior to two years after the grant date or one year after the exercise date, generally (1) the optionee will realize compensation (i.e., ordinary income) in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or if less, the amount realized on the disposition of such shares, if the shares are disposed of by sale or exchange) over the option exercise price paid for such shares, and (2) the Corporation will be entitled to deduct the amount of compensation income, which was taxed to the optionee for Federal income tax purposes, if it complies with applicable reporting requirements (the “reporting requirements”) and if the amount represents an ordinary and necessary business expense of the Corporation (the “ordinary and necessary test”). Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Corporation.

     Options are eligible for favorable tax treatment as incentive options only to the extent that not more than $100,000 in fair market value at the date of grant (generally measured by the exercise price) first becomes exercisable in any one calendar year. For purposes of this rule, option grants are aggregated and a series of option grants over several years may in the aggregate result in more than $100,000 of options that first became exercisable in any one calendar year. Moreover, options that accelerate in the event of a change in control may also cause more than $100,000 of options to become exercisable in the year of acceleration. If more than $100,000 of options first becomes exercisable in any one year, the excess options are non-qualified options regardless of the characterization in the grant agreement.

     Non-qualified Stock Options. Except as noted below, in the case of nonqualified stock options: (1) no income is realized by the optionee at the time the option is granted; (2) if the shares are unrestricted, the optionee realizes ordinary income at exercise in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise; (3) the Corporation is entitled to a Federal income tax deduction equal to the amount of income taxed to the optionee, subject to the Corporation’s satisfaction of the reporting requirements and the ordinary and necessary test; and (4) upon disposition of the common stock acquired by exercise of the option, appreciation (or depreciation) occurring after the date of exercise is treated as either short-term or long-term capital gain (or loss), depending on the recipient’s holding period of the shares.

     Stock Swaps. The Stock Option Plan provides that, with the Corporation’s permission, an optionee may transfer previously owned shares to the Corporation to satisfy the purchase price under an option (a “Stock Swap”). Generally, if an optionee utilizes previously owned shares to purchase shares upon the exercise of an incentive stock option, the optionee will not realize any gain upon the exchange of the old shares for the new shares and will carry over into the same number of new shares the basis and holding period for the old shares. If the optionee purchases more shares than the number of old shares surrendered in the Stock Swap, the incremental number of shares received in the Stock Swap will have a basis of zero and a holding period beginning on the date of the exercise of the incentive stock option. If, however, shares acquired through the exercise of an incentive stock option are used in a Stock Swap prior to the end of the statutory holding period applicable to the old shares, the Stock Swap will constitute a disqualifying disposition of the old shares, resulting in the immediate recognition of ordinary income (see “Incentive Stock Options,”above).

     If a Stock Swap is used to exercise a nonqualified stock option, the use of old shares to pay the purchase price of an equal number of new shares generally will be tax-free to the optionee, and he will carry over into the new shares the basis and holding period of the old shares. However, if more shares are acquired than surrendered, the incremental shares received in the Stock Swap will generally be taxed as compensation income in an amount equal to their fair market value at the time of the Stock Swap. The optionee’s basis in those additional shares will be their fair market value taken into account in quantifying the optionee’s compensation income and the holding period for such shares will begin on the date of the Stock Swap.

     Ordinary Incomes. Ordinary income realized upon exercise of Non-qualified Options is subject to federal income tax at rates as high as 38.6% for year 2002 and also is subject to FICA (Social Security and Medicare). Ordinary income realized upon disqualifying dispositions of incentive options also is subject to federal income taxes.

     Capital Gains. Under current law, a taxpayer’s net capital gain (i.e., the amount by which the taxpayer’s net long-term capital gains exceed his net short-term capital losses) from a sale of shares is subject to a maximum federal income tax rate of 20% if the shares have been held for more than 12 months and 18% if the shares are held for more than 5 years. Capital losses are currently deductible against capital gains without limitation, but are currently deductible against ordinary income in any year only to the extent of $3,000 ($1,500 in the case of a married individual filing a separate return). Capital losses which are not currently deductible by reason of the foregoing limitation may be carried forward to future years.

     Payment in Respect of a Change in Control. The Stock Option Plan provides for the early exercisability of outstanding options in the event of a “Change in Control,”as defined in the Stock Option Plan. The acceleration of these benefits may be deemed to constitute a “parachute payment”under the Code. “Excess parachute payments,”as defined in the Code, will subject the recipient thereof to an additional 20% excise tax and are not deductible by the Corporation.

     Transfer of Options. If Non-qualified Options are transferred without value, the employee will continue to be subject to the same ordinary income tax and withholding obligations. Transfers with and without value may have estate and gift tax consequences for the employee for which the employee should consult his or her tax advisers.

Recommendation and Vote Required for Adoption of Proposal 2

     THE BOARD OF DIRECTORS OF HUDSON UNITED BANCORP UNANIMOUSLY RECOMMENDS A VOTE “FOR”PROPOSAL 2.

     In accordance with New Jersey corporate law and Hudson United Bancorp’s Certificate of Incorporation, the affirmative vote of a majority of those shares of common stock voting on this proposal in required to adopt the Stock Option Plan.

AUDIT COMMITTEE

Information about the Corporation's Audit Committee and its Charter

     The Corporation has a standing Audit Committee. The Board has adopted a written charter for the Audit Committee. In accordance with the listing standards of the New York Stock Exchange, the Board reviewed the factors which would preclude Audit Committee membership and the independence of each member of the Audit Committee. The Board concluded that each member of the Audit Committee is independent, as that term is defined in the listing standards of the New York Stock Exchange relating to audit committees.

Report of the Audit Examining Committee

January 24, 2002

To the Board of Directors of Hudson United Bancorp:

     The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2001.

     Pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, we have met with the independent auditors and discussed (i) the methods used to account for significant unusual transactions, (ii) the effect of significant accounting policies in controversial or emerging areas, (iii) the process used by Management in formulating particularly sensitive accounting estimates and (iv) disagreements, if any, with Management over the application of accounting principles.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, and have discussed with the auditors the auditors’independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommends to the full Board of Directors that the audited financial statement be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee of Hudson United Bancorp

Donald P. Calcagnini, Chairperson
Noel deCordova, Jr.
Bryant D. Malcolm
James E. Schierloh
John H. Tatigian, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen, LLP, independent public accountants, have audited the books and records of Hudson United Bancorp since 1991. Selection of Hudson United Bancorp’s independent public accountants for the 2002 fiscal year will be made by the Board subsequent to the Annual Meeting.

     Arthur Andersen, LLP has advised Hudson United Bancorp that one or more of its representatives may be present at the Annual Meeting of shareholders to make a statement if requested or to respond to appropriate questions.

     The fees billed for services rendered for Hudson United Bancorp by Arthur Andersen, LLP for the year 2001 were as follows:

Audit Fees	$256,000
Financial Information Systems Design and Implementation Fees	$ -0-
All Other Fees	$547,332

     The other services included under “All Other Fees”include $275,680 for tax services, $151,852 for audit related services including benefit plan audits and $119,800 for advisory services with regard to employee benefit services.

     The Audit Committee has considered whether the provision of the services covered under the captions “Financial Information Systems Design and Implementation Fees”and “All Other Fees”above is compatible with maintaining Arthur Andersen LLP’s independence.

OTHER MATTERS

     The Board of Directors is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before that meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Corporation in the enclosed envelope or to vote promptly by telephone or internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ KENNETH T. NEILSON —————————————— Kenneth T. Neilson Chairman, President and Chief Executive Officer

Mahwah, New Jersey
March 15, 2002

     APPENDIX A

HUDSON UNITED BANCORP

2002 STOCK OPTION PLAN

ARTICLE I. PURPOSE

     The purposes of the 2002 Stock Option Plan are (i) to attract and retain highly-qualified executives, (ii) to align executive and stockholder long-term interests by creating a direct link between executive compensation and stockholder return, (iii) to enable executives of Hudson United Bancorp (the “Corporation”) to develop and maintain stock ownership positions in the Corporation, and (iv) to provide incentives to such executives to contribute to the success of the Corporation. To achieve these objectives, the Plan provides for the granting of “incentive stock options”within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options.

ARTICLE II. DEFINITIONS

     Whenever the following terms are used in this Plan, they shall have the meaning specified below:

      “Affiliate” shall mean the Corporation, a Subsidiary, or any employee benefit plan established or maintained by the Corporation or a Subsidiary.

      “Board” shall mean the Board of Directors of the Corporation.

      “Cause” shall mean (i) the conviction of the Participant of a felony by a court of competent jurisdiction, (ii) the indictment of the Participant by a state or Federal grand jury of competent jurisdiction for embezzlement or misappropriation of funds of the Corporation or for any act of dishonesty or lack of fidelity towards the Corporation, (iii) the written confession by the Participant of any act of dishonesty towards the Corporation or any embezzlement or misappropriation of the Corporation’s funds, or (iv) the willful or gross neglect of the duties for which the Participant was responsible; all as the Committee, in its sole discretion, may determine.

     “Change in Control” shall mean the occurrence of one or more of the following events: (i) the Corporation acquires actual knowledge that any person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than an Affiliate is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation’s then outstanding securities, (ii) the first purchase of Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an Affiliate), (iii) the approval by the Corporation’s stockholders of (a) a merger or consolidation of the Corporation with or into another corporation (other than a merger or consolidation in which the Corporation is the surviving corporation and which does not result in any reclassification or reorganization of the Corporation’s then outstanding shares of Common Stock or a change in the Corporation’s directors, other than the addition of not more than three directors), (b) a sale or disposition of all or substantially all of the Corporation’s assets, or (c) a plan of liquidation or dissolution of the Corporation, (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Corporation’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) a sale of (a) Common Stock of the Corporation if after such sale any person (as defined above) other than an Affiliate owns a majority of the Corporation’s Common Stock or (b) all or substantially all of the Corporation’s assets (other than in the ordinary course of business). Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of clause (i) above if a person is or becomes the beneficial owner, directly or indirectly, of more than 10% but less than 25% of the combined voting power of the Corporation’s then outstanding securities if the acquisition of all voting securities in excess of 10% was approved in advance by two-thirds of the directors then in office.

      “Code” shall mean the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.).

      “Committee” shall mean the committee consisting of at least three (3) directors of the Corporation appointed by the Board to administer the Plan pursuant to the provisions of Article III of the Plan.

      “Common Stock” or “Stock” shall mean the common stock of the Corporation, no par value.

      “Disability” shall mean permanent and total disability within the meaning of Section 105(d)(4) of the Code.

      “Employee” shall mean a common law employee (as defined in accordance with the regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of an Affiliate.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      “Incentive Option” shall mean an Option whose terms satisfy the requirements imposed by Section 422 of the Code and which is intended by the Committee to be treated as an Incentive Option.

      “Non-qualified Option” shall mean either (i) any Option which, when granted, is not an Incentive Option, and (ii) an Incentive Option which, subsequent to its grant, ceases to qualify as an Incentive Option because of a failure to satisfy the requirements of Section 422(b) of the Code.

      “Option” shall mean a right to purchase Common Stock which is awarded in accordance with the terms of this Plan.

      “Participant” shall mean an Employee who has been granted an Option under the Plan.

      “Plan” shall mean the Hudson United Bancorp 2002 Stock Option Plan, as such plan may be amended from time to time.

      “Retirement” shall mean any normal or early retirement by a Participant pursuant to the terms of any pension plan or policy of the Corporation or any Subsidiary which is applicable to such Participant at the time of his or her Termination of Service.

      “Secretary” shall mean the corporate secretary of the Corporation.

      “Securities Act” shall mean the Securities Act of 1933.

      “Shares” shall mean shares of Common Stock.

      “Subsidiary(ies)” shall mean any corporation or other legal entity, domestic or foreign, more than 50% of the voting power of which is owned or controlled, directly or indirectly by the Corporation.

      “Terminate (Termination of) Service (or Termination)” shall mean the time at which the Participant ceases to provide services to the Corporation as an employee, but shall not include a lapse in providing services which the Committee determines to be a temporary leave of absence.

ARTICLE III. ADMINISTRATION

     The Plan shall be administered by a committee (the “Committee”) selected by the Board from among its members, which shall consist of not less than three members, each of whom must be both (i) a “disinterested person”within the meaning of the rules promulgated under Section 16(b) of the Exchange Act, and (ii) an “outside director”within the meaning of Section 162(m) of the Code. The Committee shall hold meetings at such times as may be necessary for the proper administration of the Plan and shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of the quorum may authorize any action.

     Subject to the provisions of the Plan, the Committee shall have sole authority, in its absolute discretion: (i) to determine which of the eligible Employees of the Corporation shall be granted Options; (ii) to grant Options; (iii) to determine the times when Options may be granted and the number of Shares that may be purchased pursuant to such Options; (iv) to determine the exercise price of the Shares subject to each Option, which price shall be not less than the minimum specified in Section 6.1; (v) to determine the time or times when each Option becomes exercisable, the duration of the exercise period, and any other restrictions on the exercise of Options issued hereunder; (vi) to prescribe the form or forms of the Option agreements under the Plan; (vii) to determine the circumstances under which the time for exercising Options should be accelerated and to accelerate the time for exercising outstanding Options; (viii) to determine the duration and purposes for leaves of absence which may be granted to a Participant without constituting a Termination of Service for purposes of the Plan; (ix) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (x) to construe and interpret the Plan, the rules and regulations and the Option agreements under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan; provided, however, that with respect to those eligible Employees who are not “officers”of the Corporation, within the meaning of Section 16(b) of the Exchange Act, the Committee may delegate to any person or persons (“Subcommittee”) all or any part of its authority as set forth in (i) through (x) above. All references in the Plan to the powers of a Subcommittee to act for the Committee shall be applicable only to the extent consistent with the forgoing provision and only to the extend consistent with the powers which have actually been delegated to it. All decisions, determinations and interpretations of the Committee, or Subcommittee, to the extent consistent with such delegation, shall be final and binding.

ARTICLE IV. SHARES SUBJECT TO PLAN

     The maximum number of Shares that may be made subject to Options granted pursuant to the Plan is 1,250,000 (or the number and kind of Shares or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the provisions of Article VIII of the Plan). The maximum number of Shares with respect to which Options may be granted to any one person during the term of the plan shall not exceed 400,000 (or the number and kind of Shares or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the provisions of Article VIII of the Plan). The Corporation shall reserve such number of Shares for the purposes of the Plan out of its authorized but unissued shares, or out of Shares held in the Corporation’s treasury, or partly out of each, as shall be determined by the Board. No fractional Shares shall be issued with respect to Options granted under the Plan. Once this Plan is approved by Shareholders in accordance with Article XIII, no further Options shall be awarded by the Corporation under the Corporation’s 1995 or 1999 Stock Option Plans.

     In the event that any outstanding Option under the Plan for any reason expires, is terminated, forfeited or is cancelled prior to the expiration date of the Plan, the Shares called for by the unexercised portion of such Option shall again be subject to an Option under the Plan.

ARTICLE V. ELIGIBILITY FOR AWARD OF OPTIONS

     The Committee may designate any officer of the Corporation, any group or divisional officer, and any other key Employee of the Corporation or a Subsidiary as eligible to receive Options under the Plan. Non-employee directors shall not be eligible to participate in the Plan.

ARTICLE VI. GRANT OF OPTIONS

     The Committee (or Subcommittee) may, in its sole discretion, grant Options to such officers and key Employees of the Corporation or a Subsidiary as it determines appropriate consistent with Article V. Options shall be evidenced by Option agreements (which need not be identical) in such forms as the Committee may from time to time approve.

     Option agreements shall conform to the terms and conditions of the Plan. Such agreements may provide that the grant of any Option under the Plan, or that Stock acquired pursuant to the exercise of any Option, shall be subject to such other conditions (whether or not applicable to the Option or Stock received by any other optionee) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions to assist the optionee in financing the purchase of Stock through the exercise of Options, provisions for forfeiture, or restrictions on resale or other disposition, of shares acquired under the Plan, provisions giving the Corporation the right to repurchase shares acquired under the Plan in the event the Participant elects to dispose of such shares, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements. Options granted under this Plan which are intended to qualify as Incentive Options shall be specifically designated as such in the Option agreement.

     6.1. OPTION PRICE. The exercise price for each Option granted under the Plan shall be determined by the Committee or Subcommittee; provided, however, that it shall not be less than the fair market value of the Stock on the date of grant. The fair market value shall be deemed for all purposes of the Plan to be the mean between the highest and lowest sale prices reported as having occurred on any national stock exchange with which the Stock may be listed and traded on the date chosen to determine such fair market value, or, if there are no such sales on that date, then on the last preceding date on which such a sale was reported. If the Stock is not listed on any exchange but the Stock is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation (NASDAQ) System on a last sale basis, then the fair market value of the Stock shall be deemed to be the mean between the high and low price reported on the date of grant. If the Stock is not quoted on the NASDAQ on a last sale basis, then the fair market value of the Stock shall mean the amount determined by the Board to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

     6.2. EXERCISABILITY AND TERMS OF OPTIONS.The Committee or Subcommittee shall determine the dates after which Options may be exercised, in whole or in part, and may establish a vesting schedule that must be satisfied before Options may be exercised; provided, however, that no Option may be exercisable within six months of the date it is granted. If an Option is exercisable in installments, installments which are exercisable and not exercised shall remain exercisable.

     Subject to Section 6.7 in the case of Incentive Options, all Options shall have a term of no more than ten years from the date of grant; provided, however, that upon the Termination of Service of a Participant, Options that have not become exercisable before the date the Participant Terminates Service shall be forfeited and terminated immediately. Without limiting the foregoing, no Option shall be exercisable after the date of termination, if the Termination of Service is by the Corporation or any Subsidiary for Cause.

     If a Participant shall Terminate Service by reason of his death or Disability, all vested Options held by such Participant may be exercised by the Participant, his estate or beneficiary, or his representative, as the case may be, for a period of six months from the date of such Termination, or until the expiration of the stated term of such Option, whichever period is shorter. If a Participant shall Terminate Service by reason of Retirement, voluntary resignation or dismissal without Cause, all vested Options held by such Participant may be exercised for a period of sixty (60) days from the date of Termination or until the expiration of the stated term of such Option, whichever period is shorter.

     In the event of a Change In Control, any Option granted under the Plan to a Participant which has not, as of the date of the Change In Control, become exercisable, shall become fully exercisable.

     6.3. NON-TRANSFERABILITY OF OPTION RIGHTS. No Option shall be transferable except by will or the laws of descent and distribution, and then shall be limited by Section 6.2. During the lifetime of the Participant, the Option shall be exercisable only by him. Notwithstanding anything to the contrary in this Plan, the Committee may, in its discretion, authorize all or a portion of any Non-qualified Options heretofore granted or hereafter to be granted to a Participant to permit a transfer without value or for value (i.e., a sale) by such Participant to Family Members, provided that (i) the Option agreement pursuant to which such Options are granted or an amendment permitting transferability is approved by the Committee, and expressly provides for transferability in a manner consistent with this Section, and (ii) subsequent transfers of transferred Options are prohibited except by will or the laws of descent and distribution. As used herein, the term “Family Member”means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity, including a family limited partnership or limited liability company in which these persons (or the Participant) own more than fifty percent of the voting interests.

     Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Provisions in the Plan and the Option agreement applicable to an option held by a Participant upon termination of such Participant’s employment for any reason (including death or disability) shall be equally applicable to such options when held by a transferee. In any permitted transfer for value, the transferee shall acknowledge in writing to the Company that the shares to be received upon exercise of the Option will not be registered under the federal or state securities laws and may not be resold except pursuant to an applicable exemption. The following transactions shall not be considered transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Optionee) in exchange for an interest in that entity.

     6.4. NO OBLIGATION TO EXERCISE OPTION. The grant of an Option shall impose no obligation on the Participant to exercise such Option.

     6.5. CANCELLATION OF OPTIONS. The Committee (or Subcommittee), in its discretion, may, with the consent of any Participant, cancel any outstanding Option.

     6.6. NO RIGHTS AS A STOCKHOLDER. A Participant or a transferee of an Option shall have no rights as a stockholder with respect to any Share covered by his Option until he shall have become the holder of record of such Share, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which be shall have become the holder of record thereof.

     6.7. SPECIAL PROVISIONS APPLICABLE TO INCENTIVE OPTIONS. To the extent the aggregate fair market value (determined as of the time the Option is granted) of the Stock with respect to which any Options granted hereunder which are intended to be Incentive Options may be exercisable for the first time by the Participant in any calendar year (under this Plan or any other stock option plan of the Corporation or any parent or Subsidiary thereof) exceeds $100,000, such Options shall not be considered Incentive Options.

     No Incentive Option may be granted to an individual who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or of any parent or Subsidiary thereof, unless such Option (i) has an Option price of at least 110 percent of the fair market value of the Stock on the date of the grant of such option and (ii) cannot be exercised more than five years after the date it is granted.

     Each Participant who receives an Incentive Option must agree to notify the Corporation in writing immediately after the Participant makes a disqualifying disposition of any Stock acquired pursuant to the exercise of an Incentive Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (i) two years after the date the optionee was granted the Incentive Option or (ii) one year after the date the Participant acquired Stock by exercising the Incentive Option. Any transfer of ownership to a broker or nominee shall be deemed to be a disposition unless the Participant provides proof satisfactory to the Committee of his continued beneficial ownership of the Stock.

     Any other provision of the Plan to the contrary notwithstanding, no Incentive Option shall be granted after the date which is ten years from the date this Plan is adopted, or the date the Plan is approved by the stockholders, whichever is earlier.

ARTICLE VII. EXERCISE OF OPTION

     Any Option may be exercised in whole or in part at any time subsequent to such Option becoming exercisable during the term of such Option; provided, however, that each partial exercise shall be for whole Shares only. Each Option, or any exercisable portion thereof, may only be exercised by delivery to the Secretary or his office of (i) notice in writing signed by the Participant (or other person then entitled to exercise such Option) that such Option, or a specified portion thereof, is being exercised; (ii) payment in full for the purchased Shares (as specified in Section 7.2 below); (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; (iv) in the event that the Option or portion thereof shall be exercised pursuant to Section 6.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option or portion thereof; and (v) full payment to the Corporation of all amounts which, under federal or state law, it is required to withhold upon exercise of the Option.

     7.1. SHARE CERTIFICATES. Upon receiving notice and payment, the Corporation will cause to be delivered to the Participant, as soon as practicable, a certificate in the Participant’s name for the Shares purchased. The Shares issuable and deliverable upon the exercise of a Stock Option shall be fully paid and non-assessable. The Corporation shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the complete or partial exercise of the Stock Option prior to fulfillment of (i) the completion of any registration or other qualification of such Shares under any federal or state law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body which may be necessary or advisable and (ii) the obtaining of any approval or other clearance from any federal or state governmental agency which may be necessary or advisable.

     7.2. PAYMENT FOR SHARES. Payment for Shares purchased under an Option granted hereunder shall be made in full upon exercise of the Option, by certified or bank cashier’s check payable to the order of the Corporation or, unless otherwise prohibited by the terms of an Option agreement, by one or more of the following: (i) in the form of unrestricted Shares already owned by the Participant based in any such instance on the fair market value of the unrestricted Shares on the date the Option is exercised; provided, however, that, in the case of an Incentive Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Option is granted; (ii) by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price; (iii) by a combination thereof, in each case in the manner provided in the Option agreement; or (iv) by any other means acceptable to the Corporation. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms. To the extent the Option exercise price may be paid in Shares as provided above, Shares delivered by the Participant may be (i) Shares which were received by the Participant upon exercise of one or more Incentive Options, but only if such Shares have been held by the Participant for at least the greater of (a) two years from the date the Incentive Options were granted or (b) one year after the transfer of Shares to the Participant, or (ii) Shares which were received by the Participant upon exercise of one or more Non-qualified Options, but only if such Shares have been held by the Participant for at least six months.

     7.3. SHARE WITHHOLDING. The Committee shall require that a Participant pay to the Corporation, at the time of exercise of a Nonqualified Option, such amount as the Committee deems necessary to satisfy the Corporation’s obligation to withhold federal or state income or other taxes incurred by reason of the exercise or the transfer of Shares thereupon. A Participant may satisfy such withholding requirements by having the Corporation withhold from the number of Shares otherwise issuable upon exercise of the Option that number of shares having an aggregate fair market value on the date of exercise equal to the minimum amount required by law to be withheld; provided, however, that in the case of an exercise by a Participant subject to Section 16(b) of the Exchange Act, the Participant must (i) exercise the Option during the period beginning on the third business day following the date of release to the press of the quarterly or annual summary of earnings for the Corporation, and ending on the twelfth business day following such date, or (ii) irrevocably elect to utilize Share withholding at least six months prior to the date of exercise.

ARTICLE VIII. ADJUSTMENT FOR RECAPITALIZATION, ETC.

     The aggregate number of Shares which may be purchased pursuant to Options granted, the number of Shares covered by each outstanding Option, and the price per share thereof in each such Option shall be appropriately adjusted for any increase or decrease in the number of outstanding Shares resulting from a stock split or other subdivision or consolidation of Shares or for other capital adjustments or payments of stock dividends or distributions, other increases or decreases in the outstanding Shares effected without receipt of consideration by the Corporation, or reorganization, merger or consolidation, or other similar change affecting the Shares.

     Such adjustment to an Option shall be made without a change to the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of Share quantities or prices). Any such adjustment made by the Committee shall be final and binding upon all Participants, the Corporation, their representatives, and all other interested persons. No fractional Shares shall be issued as a result of such adjustment.

     In the event of a Change in Control involving (i) the liquidation or dissolution of the Corporation, (ii) a merger or consolidation in which the Corporation is not the surviving corporation or (iii) the sale or disposition of all or substantially all of the Corporation’s assets, provision shall be made in connection with such transaction for the assumption of Options theretofore granted under the Plan, or the substitution for such Options of new options of the successor corporation, with appropriate adjustment as to the number and kind of Shares and the purchase price for Shares thereunder, or, in the discretion of the Committee, the Plan and the Options issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the fair market value of the Options less the exercise price for such Options.

ARTICLE IX. GOVERNMENT REGULATIONS AND REGISTRATION OF SHARES

     The Plan, and the grant and exercise of Options thereunder, and the Corporation’s obligation to sell and deliver stock under such Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

     Each Option is subject to the requirement that if, at any time, the Committee determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or NASDAQ or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, no Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained, free of any conditions not acceptable to the Committee. The Corporation shall not be deemed, by reason of the granting of any Option, to have any obligation to register the Shares subject to such Option under the Securities Act or to maintain in effect any registration of such Shares which may be made at any time under the Securities Act.

     Unless a registration statement under the Securities Act and the applicable rules and regulations thereunder is then in effect with respect to Shares issued upon exercise of any Option (which registration shall not be required), the Corporation shall require that the offer and sale of such shares be exempt from the registration provisions of said Act. In furtherance of such exemption, the Corporation may require, as a condition precedent to the exercise of any Option, that the person exercising the Option give to the Corporation written representation and undertaking, satisfactory in form and substance to the Corporation, that he is acquiring the Shares for his own account for investment and not with a view to the distribution or resale thereof and otherwise establish to the Corporation’s satisfaction that the offer or sale of the Shares issuable upon exercise of the Option will not constitute or result in any breach or violation of the Securities Act or any similar state act or statute or any rules or regulations thereunder. In the event a Registration Statement under the Securities Act is not then in effect with respect to the Shares issued upon exercise of an Option, the Corporation shall place upon any stock certificate an appropriate legend referring to the restrictions on disposition under the Act.

     The Corporation is relieved from any liability for the non-issuance or non-transfer or any delay in issuance or transfer of any Shares subject to Options under the Plan which results from the inability of the Corporation to obtain, or in any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to issue or transfer Shares upon exercise of the Options under the Plan if counsel for the Corporation deems such authority necessary for lawful issuance or transfer of any such Shares. Appropriate legends may be placed on the stock certificates evidencing Shares issued upon exercise of Options to reflect such transfer restrictions.

ARTICLE X. OTHER PROVISIONS

     The validity, interpretation and administration of the Plan and any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of New Jersey.

     As used herein, the masculine gender shall include the feminine gender.

     The headings in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

     All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail, addressed to any Participant at the address contained in the records of the Corporation or to the Corporation at its principal office.

     The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.

     Nothing in the Plan or in any Option granted hereunder shall confer on any Participant or eligible Employee any right to continue in the employ of the Corporation or any of its Subsidiaries, or to interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate such Participant’s or Employee’s employment at any time.

     The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan or any Option in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Corporation.

     The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Corporation. Nothing in this Plan shall be construed to limit the right of the Corporation (i) to establish, alter or terminate any other forms of incentives, benefits or compensation for Employees of the Corporation, including, without limitation, conditioning the right to receive other incentives, benefits or compensation on an Employee not participating in this Plan; or (ii) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, without limitation, the grant or assumption of stock options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock, or assets of any corporation, firm or association.

     Participants shall have no rights as shareholders unless and until certificates for Shares are registered in their names in satisfaction of a properly exercised Option.

     If the Committee or Subcommittee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Committee or Subcommittee so directs the Corporation, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Corporation therefore.

ARTICLE XI. EFFECTIVE DATE AND EXPIRATION DATE OF PLAN

     The Plan was approved by the Board on February 20, 2002 and is subject to approval by the stockholders of the Corporation in a manner which complies with Section 422 of the Code and applicable national stock exchange listing rules. The expiration date of the Plan, after which no Option may be granted hereunder, shall be February 20, 2012, provided the Plan is approved by shareholders at the Annual Meeting on April 17, 2002.

ARTICLE XII. AMENDMENT OR DISCONTINUANCE OF PLAN

     The Board may, without the consent of the Corporation’s stockholders or Participants under the Plan, at any time terminate the Plan entirely, and at any time or from time to time amend or modify the Plan, provided that no such action shall adversely affect Options theretofore granted hereunder without the Participant’s consent, and provided further that no such action by the Board, without approval of the stockholders, may (i) increase the total number of Shares which may be purchased or acquired pursuant to Options granted under the Plan, either in the aggregate or for any Participant or eligible Employee, except as contemplated in Article VIII; (ii) expand the class of employees eligible to receive Options under the Plan; (iii) decrease the minimum Option price; or (iv) extend the maximum term of Options granted hereunder.

     No amendment or modification may become effective if it would cause the Plan to fail to meet the applicable requirements of Rule 16b-3. Notwithstanding anything herein to the contrary, no provision of the Plan shall be amended more than once in any six month period, other than to comport with changes in the Code, the Exchange Act or the rules thereunder.

ARTICLE XIII. SHAREHOLDER APPROVAL

     Anything in the Plan to the contrary notwithstanding, the grant of Options hereunder shall be of no force or effect, and no Option granted hereunder shall vest or become exercisable in any respect, unless and until the Plan is approved by the affirmative vote of a majority of the votes cast at a meeting a shareholders of the Corporation within 12 months after the plan is adopted by the Board.